Exhibit 99.1

Caterpillar contact:
Tiffany Heikkila
Global Government & Corporate Affairs
Mobile: 832-573-0958
Tiffany.Heikkila@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Appoints Chief Operating Officer

IRVING, Texas – Oct. 16, 2023 – Caterpillar Inc. (NYSE: CAT) announced today that Joseph E. Creed, group president of Energy & Transportation, has been appointed to the newly created position of chief operating officer, effective Nov. 1, 2023. In this newly created position, Creed will report to Jim Umpleby, chairman and chief executive officer.

Reporting to Creed will be group presidents Tony Fassino of Construction Industries, Denise Johnson of Resource Industries and Bob De Lange of Services, Distribution and Digital. Creed’s replacement as group president of Energy & Transportation will be named at a later date and will also report to the chief operating officer.

“Joe’s extensive financial experience across Caterpillar’s engine and machine businesses, combined with his leadership of our Energy & Transportation segment, position him well for his new role,” said Caterpillar Chairman and CEO Jim Umpleby. “Joe will help lead the continued execution of our strategy for profitable growth and pursue the market opportunities associated with the energy transition and growing global energy demand.”

Andrew Bonfield, chief financial officer, Suzette Long, chief legal officer and, upon her retirement, her successor, Derek Owens and Cheryl Johnson, chief human resources officer will continue reporting to Umpleby.

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Creed joined Caterpillar in 1997 and has held numerous positions of increased responsibility across multiple divisions of Caterpillar. He was promoted to chief financial officer for Caterpillar’s Energy & Transportation business segment in 2013, then to vice president of Caterpillar’s Finance Services Division in 2017. Creed also served as interim chief financial officer for Caterpillar in 2018. He then became vice president of the Oil & Gas and Marine Division and the Electric Power Division. In 2021, he was promoted to group president of Energy & Transportation.

Creed graduated from Western Illinois University with a bachelor’s degree in accounting. He completed Caterpillar’s flagship executive leadership program conducted by Stanford University specifically for Caterpillar leaders, dealers and suppliers. He is a certified public accountant.

Creed serves on the Western Illinois University President’s National Advisory Council, is an executive board member of the Caterpillar Foundation, and is the executive sponsor of the Caterpillar Employee Resource Group known as ADEPT (Abled and Disabled Employees Partnering Together). He is also a member of the board and past chairman for Easterseals of Central Illinois.

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About Caterpillar With 2022 sales and revenues of $59.4 billion, Caterpillar Inc. is the world's leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. For nearly 100 years, we've been helping customers build a better, more sustainable world and are committed and contributing to a reduced-carbon future. Our innovative products and services, backed by our global dealer network, provide exceptional value that helps customers succeed. Caterpillar does business on every continent, principally operating through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and providing financing and related services through our Financial Products segment. Visit us at caterpillar.com or join the conversation on our social media channels at caterpillar.com/en/news/social-media.html.

Caterpillar Public Release                 #